Circuit City Stores, Inc. Reports Third Quarter Results
     - Loss from Continuing Operations Before Income Taxes of $140 Million -
      - Announces Commitment for $1.3 Billion Asset-Based Credit Facility -

Richmond, Va., December 21, 2007 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the third quarter ended November 30, 2007.

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Statements of Operations Highlights
                                        Three Months Ended November 30               Nine Months Ended November 30
                                             2007               2006(a)                2007                2006(a)
(Dollar amounts in millions                       % of                  % of                 % of                  % of
except per share data)                     $      Sales        $        Sales        $       Sales        $        Sales
-----------------------------------------------------------------------------     -----------------------------------------
Net sales.......................      $2,963.7   100.0%    $3,060.0    100.0%     $8,093.2   100.0%   $8,475.1    100.0%
Gross profit....................      $  565.7    19.1%    $  675.8     22.1%     $1,671.9    20.7%   $1,981.8     23.4%
Selling, general and administrative
    expenses....................      $  708.0    23.9%    $  714.8     23.4%     $2,034.3    25.1%   $2,005.7     23.7%
Loss from continuing
    operations before income taxes    $ (140.2)   (4.7)%   $  (34.2)    (1.1)%    $ (350.8)   (4.3)%  $   (6.7)    (0.1)%
Net loss from continuing
    operations..................      $ (208.0)   (7.0)%   $  (19.9)    (0.7)%    $ (325.9)   (4.0)%  $   (3.0)    (0.0)%
Net loss........................      $ (207.3)   (7.0)%   $  (20.4)    (0.7)%    $ (324.7)   (4.0)%  $   (4.0)    (0.0)%
Net loss per share from
    continuing operations.......      $  (1.26)      -     $  (0.12)       -      $  (1.97)      -    $  (0.02)       -
Net loss per share..............      $  (1.26)      -     $  (0.12)       -      $  (1.97)      -    $  (0.02)       -

Non-GAAP reconciliation:
Net loss from continuing operations   $ (208.0)   (7.0)%                          $ (325.9)   (4.0)%
Impact of valuation allowance...      $ (102.8)   (3.5)%                          $ (102.8)   (1.3)%
Net loss from continuing operations
    excluding valuation allowance     $ (105.2)   (3.5)%                          $ (223.0)   (2.8)%
Net loss per share from
    continuing operations.......      $  (1.26)      -                            $  (1.97)      -
Per share impact of valuation
    allowance...................      $  (0.62)      -                            $  (0.62)      -
Net loss per share excluding
    valuation allowance.........      $  (0.64)      -                            $  (1.35)      -

(a)As disclosed in the fiscal 2007 Annual Report on Form 10-K, the results for the three months and nine months ended November 30, 2006, have been recast to correct errors primarily related to the timing of revenue recognition for Web-originated sales. The impact of the correction was a reduction of net sales of $21.0 million, a decrease in gross profit of $7.0 million and an increase in the net loss from continuing operations of $4.5 million.

Balance Sheets Highlights
                                                                        November 30
(Dollar amounts in millions)                                        2007          2006(a)        % Change
--------------------------------------------------------------------------------------------     ------------
Cash, cash equivalents and short-term investments...............   $  483.1       $   97.9          (46)%
Merchandise inventory...........................................   $2,591.7       $2,545.5            2%
Merchandise payable.............................................   $1,917.4       $1,872.9            2%
Long-term debt, including current installments..................   $   60.8       $   54.8           11%
Stockholders' equity............................................   $1,438.7       $1,913.6          (25)%

(a) As disclosed in the fiscal 2007 Annual Report on Form 10-K, the results for the quarter ended November 30, 2006, have been recast to correct errors primarily related to the timing of revenue recognition for Web-originated sales. The impact of the correction was an increase in merchandise inventory of $14.0 million; an increase in the income tax receivable of $2.6 million; an increase in accrued expenses and other current liabilities of $21.0 million; and a decrease in retained earnings of $4.5 million.

Other Items
In the third quarter of fiscal 2008, the company recorded a non-cash tax expense of $102.8 million to establish a full valuation allowance against its deferred tax assets in the domestic segment. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.109), the company evaluates its deferred income taxes quarterly to determine if valuation allowances are required. The valuation allowance does not reflect a change in the company's long-term financial outlook; it relates to the accounting requirements in situations where a company has a negative earnings trend, particularly a cumulative pre-tax loss in recent years.

On December 12, 2007, the company received an underwritten commitment from Bank of America, N.A. for a $1.3 billion asset-based credit facility, which would amend and restate its current $500 million facility. The increased facility would have an initial five-year term, would not contain financial covenants, and borrowings would be limited by a percentage of the company's eligible assets. The facility will continue to be secured primarily by the company's inventory and credit card receivables. The agreement is subject to final documentation, diligence and review. The facility is being syndicated and is expected to close in late January.

Quarter Summary
"We are very dissatisfied with our third quarter results," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "We underestimated the financial impact from the disruption of our transformation work, which contributed to lower close rates, reduced attachments of higher margin accessories and firedogSM services and lower extended warranty net sales as compared with the prior year. As a result, we are reporting lower sales and higher net losses in the quarter than last year's third quarter.

"We believe that these issues are primarily self-induced and are within our control to improve. Though there is more work to be done, we started to address the execution issues and experienced sequential improvements in close rate, and our key TV attachment basket improved each month of the quarter after hitting a bottom in August. I am proud of the execution by our Associates who delivered a double-digit comparable store sales increase over the Thanksgiving weekend, demonstrating the initial success of our efforts to rebuild the Circuit City selling culture and leverage our standard operating platform.

"During the quarter, we advanced our transformation initiatives that position us for a return to profitability and growth. We reduced expenses and remain on track to take $150 million out of expenses this year with annual expense savings of $200 million expected beginning in fiscal 2009. We also delivered strong revenue growth in our direct channel and PC services and home theater installation businesses. During the quarter, we opened 21 incremental and relocated stores as well as one remodeled location. Six of these stores were in our newest concept, The CityTM. At the end of the quarter, we operated a total of seven The City stores. We believe this format extends the success of our 20,000 square foot prototype through a new culture and physical environment that engage customers in a truly differentiated way. In addition, we significantly improved performance in our international segment, InterTAN, where our transformation activities are beginning to deliver improved results. The segment delivered more than a five-fold increase in operating income.

"Looking ahead, we will focus on execution and slow the rate of change in our business to refine and master the necessary work we completed this year. Our team is motivated, passionate and dedicated to improving our top and bottom line results in an effort to enhance value for all Circuit City stakeholders."

A summary of results by segment is shown in Table 1.

Sales
For the third quarter ended November 30, 2007, net sales decreased 3.1 percent to $2.96 billion from $3.06 billion in the same period last year, with consolidated comparable store sales decreasing 5.6 percent. Comparable store sales increased 5.2 percent for the third quarter ended November 30, 2006.

A summary of net sales results is shown in Table 2.

Domestic Segment Sales
For the third quarter, net sales for the domestic segment decreased 3.6 percent to $2.80 billion from $2.91 billion in the same period last year, with comparable store sales decreasing 5.8 percent. For the quarter, direct channel sales, including Web- and call center-originated sales, grew 31 percent, and PC services and home theater installation revenues grew 29 percent from the prior year.

During the third quarter, the domestic segment opened 16 incremental Superstores and 5 relocated Superstores. The company remodeled one Superstore into The City format.

The net sales represented by each major category for the periods ended November 30, 2007 and 2006, are shown in Table 3.

In the video category, Circuit City generated a high-single-digit comparable store sales decrease in the third quarter. Comparable store sales of flat panel televisions increased by double digits. Total television comparable store sales decreased by a high single digit, as significant comparable store sales decreases in projection and tube televisions more than offset the flat panel television increase. Comparable store sales of camcorders and DVD hardware decreased by double digits. Comparable store sales of digital imaging products and accessories decreased by a low single digit.

In the information technology category, Circuit City generated a low-single-digit comparable store sales increase in the third quarter. Comparable store sales of notebook computers increased by double digits, and comparable store sales of desktop computers declined by double digits.

In the audio category, Circuit City generated a double-digit comparable store sales decline in the third quarter. Comparable store sales of navigation products increased by triple digits. Comparable store sales of portable digital audio, home audio, mobile and digital satellite radio products declined by double digits.

In the entertainment category, Circuit City generated a double-digit comparable store sales increase in the third quarter, reflecting a strong double-digit comparable store sales increase in video gaming products. Comparable store sales of video software and music software declined by double digits.

Domestic segment extended warranty net sales were $67.4 million, or 2.4 percent of domestic segment net sales, in the third quarter, compared with $103.3 million, or 3.6 percent of domestic segment net sales, in the same period last year. PC services and home theater installation revenues increased 29 percent to $66.7 million from $51.8 million in the same period last year.

International Segment Sales
For the third quarter, net sales for the international segment increased 5.9 percent to $159.1 million from $150.2 million in the same period last fiscal year. The increase was driven by the favorable impact of fluctuations in foreign currency exchange rates of 13 percent. This increase was partially offset by the impact of the year-over-year decrease of 74 retail stores and dealer outlets, net of openings, as well as the comparable store sales decline of 1.1 percent in local currency for the quarter.

Gross Profit
The consolidated gross profit margin was 19.1 percent in the third quarter compared with 22.1 percent in the same period last fiscal year. Domestic segment gross profit margin decreased 331 basis points from the prior year. The decrease was driven by decreases in television margins, extended warranty net sales and PC hardware margins as well as a greater mix of PC hardware sales.

The international segment's third quarter gross profit margin increased 152 basis points compared to last year's result and did not materially impact the consolidated gross profit margin decline.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 23.9 percent of consolidated net sales in the third quarter, compared with 23.4 percent of consolidated net sales in the same period last year.

The domestic segment's SG&A expense-to-sales ratio increased 49 basis points. The increase primarily reflects the overall de-leveraging impact of lower sales, an 80 basis point increase in expenses related to the 38 domestic segment stores that have opened during the past 12 months and a 38 basis point increase in relocation and remodel expenses. The increase was partially offset by a 95 basis point decrease in compensation costs that resulted primarily from the company's expense reduction initiatives. During the third quarter of the current fiscal year, expenses in information technology and services were relatively flat compared to the same period in the prior year. During the third quarter of last fiscal year, the company recorded a net benefit of $7.0 million in relocation expense. This net benefit resulted from the reversal of lease termination charges of $12.9 million for seven previously-vacant locations that re-opened as outlet stores, partially offset by expenses associated with completing four relocations during the quarter.

During the fourth quarter of fiscal 2007 and the first quarter of fiscal 2008, the company made structural changes to reduce costs and expenses. These initiatives are expected to reduce consolidated SG&A expenses by approximately $150 million in fiscal 2008. The annualized impact of these savings is estimated to be approximately $200 million, which the company expects to realize beginning in fiscal 2009.

During the three months and nine months ended November 30, 2007, the company achieved $50.0 million and $130.9 million, respectively, in savings from these initiatives. The company is on track to deliver the remainder of the targeted savings as anticipated in the fourth quarter of fiscal 2008 and for fiscal 2009.

These savings will be partially offset by investments to support strategic initiatives, including new and relocated stores, information technology and services.

The international segment's SG&A expense-to-sales ratio increased 36 basis points compared to last year's result and negatively impacted the consolidated expense-to-sales ratio increase by 17 basis points.

A summary of SG&A expenses by category is shown in Table 4.

Income Tax Expense (Benefit)
For the third quarter of fiscal 2008, income tax expense was $67.8 million, which includes a $102.8 million expense to establish a valuation allowance against deferred tax assets in the domestic segment based on SFAS No. 109 guidelines. In the third quarter of fiscal 2007, the income tax benefit was $14.3 million.

Net Loss from Continuing Operations
The fiscal 2008 third quarter net loss from continuing operations totaled $208.0 million, or $1.26 per share, compared to a net loss of $19.9 million, or 12 cents per share, for the third quarter of fiscal 2007.

Excluding the non-cash expense of $102.8 million for the tax valuation allowance, the net loss from continuing operations would have been 64 cents per share for the third quarter of fiscal 2008. "The establishment of a valuation allowance does not have any impact on cash, and we would expect to utilize our loss carryforwards and other deferred tax assets when we return to profitability," said Bruce Besanko, executive vice president and chief financial officer of Circuit City Stores, Inc.

Financial Condition
At November 30, 2007, Circuit City had increased its cash, cash equivalents and short-term investments from August 31, 2007, by $58.7 million to $483.1 million. The November 30, 2006, cash position was $897.9 million. The $414.8 million year-over-year decrease was driven primarily by $314.9 million in purchases of property and equipment and $174.0 million in stock repurchases and dividend payments. These uses of cash were partially offset by proceeds of $65.9 million from sales of property and equipment.

Merchandise inventory increased 1.8 percent to $2.59 billion from $2.55 billion. Merchandise payable increased 2.4 percent to $1.92 billion from $1.87 billion last year. Despite the net sales decrease, consolidated net-owned inventory and domestic segment net-owned inventory increased by only $1.8 million and $4.7 million, respectively.

At November 30, 2007, Circuit City had $60.8 million in long-term debt, primarily related to capital leases, and $20.0 million in short-term debt associated with the international segment.

Capital expenditures, net of landlord reimbursements, for the third quarter totaled $70.6 million.

On December 12, 2007, the company signed a commitment letter with Bank of America to increase its existing asset-based credit facility to $1.3 billion. "This amended facility enhances our liquidity and flexibility and demonstrates that we have adequate access to the capital markets. Between our current cash balance and the funding available to us through the amended credit facility, we believe we have more than enough available liquidity to sustain a multi-quarter turnaround," said Besanko.

Stock Buyback
Circuit City did not repurchase stock during the third quarter. As of November 30, 2007, the company had repurchased 60.4 million shares under its current authorization at a cost of $966.3 million, excluding commission fees.

Updated Outlook
Assuming that current sales and margin trends continue for the balance of the fourth quarter of the fiscal year, the company expects to deliver a modest loss from continuing operations before income taxes for the quarter.

In fiscal 2008, the company expects to open 61 to 63 incremental and relocated domestic segment Superstores. The company expects approximately two-thirds of the openings to be in a 20,000 square foot format. Domestic segment Superstore openings estimates are shown in Table 5.

In fiscal 2009, the company anticipates that capital expenditures, net of landlord reimbursements, will total between $150 million and $200 million. For fiscal 2009, the pipeline process is not complete, but the company currently expects to open 50 to 60 new and relocated Superstores.

Conference Call Information
Circuit City will host a conference call for investors at 10:00 a.m. EST today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EST today and will remain available through December 28. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 27434675. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At November 30, the domestic segment operated 668 Superstores and 13 other locations in 158 U.S. media markets. At November 30, the international segment operated through 789 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of pricing and promotional activities of the company's competitors and the company's response to those actions, (2) the pace of commoditization of consumer electronics, (3) the ability of vendors to fulfill merchandise orders and allocation commitments, (4) the company's ability to control and leverage expenses as a percentage of sales, (5) general economic conditions, including, without limitation, changes in interest rates, consumer sentiment and commodity pricing, (6) the company's ability to generate sales and margin growth through expanded service offerings, (7) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (8) the impact of initiatives related to transforming retail processes and upgrading merchandising, marketing, point-of-sale and information systems on revenue and margin and the costs associated with these investments, (9) the availability of real estate that meets the company's criteria for new and relocating stores, (10) regulatory and litigation matters, (11) the company's strategic evaluation of the international segment, including the impact of changes in credit markets and (12) the company's ability to recover its deferred tax assets through future profitability. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2007, in the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2007, and in the company's other SEC filings. A copy of the annual report is available on the company's investor information Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163 Jessica Clarke, Investor Relations, (804) 527-4038
             Patty Whitten, Investor Relations, (804) 527-4033




                                                        CIRCUIT CITY STORES, INC.
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  PERIODS ENDED NOVEMBER 30 (UNAUDITED)
                                                (Amounts in thousands except per share data)

                                                                            Three Months                      Nine Months
                                                                            ------------                      -----------
                                                                         2007          2006 (a)          (2007)         2006 (a)
                                                                         ----          --------          ------         --------

NET SALES                                                             $2,963,686      $3,059,982       $8,093,191      $8,475,095
Cost of sales, buying and warehousing                                  2,397,997       2,384,135        6,421,306       6,493,341
                                                                     ------------     -----------       ----------     -----------

GROSS PROFIT                                                             565,689         675,847        1,671,885       1,981,754

Selling, general and administrative expenses                             708,039         714,766        2,034,302       2,005,728
                                                                     ------------     -----------       ----------     -----------

OPERATING LOSS                                                          (142,350)        (38,919)        (362,417)        (23,974)

Interest income                                                            2,550           5,744           12,145          18,584

Interest expense                                                             395           1,034              562           1,359
                                                                     ------------     -----------       ----------     -----------

Loss from continuing operations before income taxes                     (140,195)        (34,209)        (350,834)         (6,749)

Income tax expense (benefit)                                              67,803         (14,260)         (24,970)         (3,762)
                                                                     ------------     -----------       ----------     -----------

NET LOSS FROM CONTINUING OPERATIONS                                     (207,998)        (19,949)        (325,864)         (2,987)

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX                     652            (491)           1,116          (2,813)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET OF TAX                                                      -               -                -           1,773
                                                                     ------------     -----------       ----------     -----------

NET LOSS                                                              $ (207,346)     $  (20,440)      $ (324,748)     $   (4,027)
                                                                     ============     ===========       ==========     ===========


Weighted average common shares:
       Basic                                                             164,916         171,063          165,200         170,695
                                                                     ============     ===========       ==========     ===========

       Diluted                                                           164,916         171,063          165,200         170,695
                                                                     ============     ===========       ==========     ===========


(LOSS) EARNINGS PER SHARE:
    Basic:
       Continuing operations                                          $    (1.26)     $    (0.12)      $    (1.97)     $    (0.02)
       Discontinued operations                                        $     0.00      $     0.00       $     0.01      $    (0.02)
       Cumulative effect of change in accounting principle            $        -      $        -       $        -      $     0.01
       Basic loss per share                                           $    (1.26)     $    (0.12)      $    (1.97)     $    (0.02)


    Diluted:
       Continuing operations                                          $    (1.26)     $    (0.12)      $    (1.97)     $    (0.02)
       Discontinued operations                                        $     0.00      $     0.00       $     0.01      $    (0.02)
       Cumulative effect of change in accounting principle            $        -      $        -       $        -      $     0.01
       Diluted loss per share                                         $    (1.26)     $    (0.12)      $    (1.97)     $    (0.02)


(a) As disclosed in the fiscal 2007 Annual Report on Form 10-K, the results for the three months and nine months ended November 30, 2006, have been recast to correct errors primarily related to the timing of revenue recognition for Web-originated sales. The impact of the correction was a reduction of net sales of $21.0 million, a decrease in gross profit of $7.0 million and an increase in the net loss from continuing operations of $4.5 million.






                                                       CIRCUIT CITY STORES, INC.
                                                CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                                      (Amounts in thousands)

                                                                             November 30
                                                                             -----------
                                                                  2007                    2006 (a)
                                                              --------------            --------------
ASSETS

Current Assets:
Cash and cash equivalents                                   $       194,922           $       446,705
Short-term investments                                              288,137                   451,182
Accounts receivable, net of allowance for doubtful accounts         447,319                   420,876
Merchandise inventory                                             2,591,675                 2,545,486
Deferred income taxes, net of valuation allowance                    31,463                    39,663
Income tax receivable                                               146,051                    25,360
Prepaid expenses and other current assets                            73,208                    65,323
                                                              --------------            --------------

Total Current Assets                                              3,772,775                 3,994,595

Property and equipment, net of accumulated depreciation           1,025,040                   935,872
Deferred income taxes                                                 4,291                    70,104
Goodwill                                                            142,423                   218,739
Other intangible assets, net of accumulated amortization             18,789                    23,278
Other assets                                                         36,297                    43,238
                                                              --------------            --------------

TOTAL ASSETS                                                $     4,999,615           $     5,285,826
                                                              ==============            ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                         $     1,917,352           $     1,872,936
Expenses payable                                                    454,141                   410,291
Accrued expenses and other current liabilities                      504,894                   509,486
Accrued compensation                                                 62,642                    61,610
Accrued income taxes                                                 11,465                         -
Short-term debt                                                      20,000                    35,012
Current installments of long-term debt                                9,282                     7,301
                                                              --------------            --------------
Total Current Liabilities                                         2,979,776                 2,896,636

Long-term debt, excluding current installments                       51,538                    47,479
Accrued straight-line rent                                          144,228                   131,874
Deferred rent credits                                               154,593                   137,755
Accrued lease termination costs                                      65,317                    58,738
Deferred income taxes, net of valuation allowance                    26,851                         -
Other liabilities                                                   138,650                    99,791
                                                              --------------            --------------

TOTAL LIABILITIES                                                 3,560,953                 3,372,273
                                                              --------------            --------------
Stockholders' Equity:
Common stock                                                         84,189                    87,861
Additional paid-in capital                                          315,350                   435,773
Retained earnings                                                   982,965                 1,347,544
Accumulated other comprehensive income                               56,158                    42,375
                                                              --------------            --------------

TOTAL STOCKHOLDERS' EQUITY                                        1,438,662                 1,913,553
                                                              --------------            --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $     4,999,615           $     5,285,826
                                                              ==============            ==============

(a) As disclosed in the fiscal 2007 Annual Report on Form 10-K, the results for the quarter ended November 30, 2006, have been recast to correct errors primarily related to the timing of revenue recognition for Web-originated sales. The impact of the correction was an increase in merchandise inventory of $14.0 million; an increase in the income tax receivable of $2.6 million; an increase in accrued expenses and other current liabilities of $21.0 million; and a decrease in retained earnings of $4.5 million.




Table 1: Segment Performance Summary

Domestic Segment
                                                   Three Months Ended November 30               Nine Months Ended November 30
                                                     2007                  2006                  2007                  2006
                                                           % of                % of                    % of                   % of
(Dollar amounts in millions)                      $       Sales        $       Sales          $        Sales         $       Sales
--------------------------------------------------------------------------------------    -----------------------------------------
Net sales                                     $2,804.5   100.0%    $2,909.7   100.0%      $7,692.9   100.0%     $8,075.9    100.0%
Gross profit                                  $  509.8    18.2%    $  625.4    21.5%      $1,527.8    19.9%     $1,839.9     22.8%
Selling, general and administrative expenses  $  654.5    23.3%    $  664.7    22.8%      $1,898.4    24.7%     $1,860.7     23.0%
Net loss from continuing operations           $ (208.7)  (7.4)%    $  (19.8)   (0.7)%     $ (329.3)   (4.3)%    $   (0.0)    (0.0)%

International Segment
                                                    Three Months Ended November 30             Nine Months Ended November 30
                                                      2007               2006                    2007                  2006
                                                          % of                % of                    % of                  % of
(Dollar amounts in millions)                      $       Sales         $     Sales            $      Sales          $      Sales
-------------------------------------------------------------------------------------       ---------------------------------------
Net sales                                      $159.1    100.0%     $150.2    100.0%        $400.3    100.0%      $399.2    100.0%
Gross profit                                   $ 55.9     35.1%     $ 50.5     33.6%        $144.1     36.0%      $141.8     35.5%
Selling, general and administrative expenses   $ 53.6     33.7%     $ 50.0     33.3%        $136.0     34.0%      $145.0     36.3%
Net earnings (loss) from continuing operations $  0.7      0.4%     $ (0.1)    (0.1)%       $  3.4      0.9%      $ (3.0)    (0.7)%

Table 2: Net Sales Summary

                                          Three Months Ended November 30                        Nine Months Ended November 30
                                                                       Comparable                                        Comparable
                                                         Year-Over-   Store Sales                          Year-Over-   Store Sales
(Dollar amounts in millions)        2007       2006     Year Change     Change(a)     2007        2006     Year Change   Change(a)
-------------------------------------------------------------------------------    ----------------------------------------------
Domestic segment net sales        $2,804.5   $2,909.7      (3.6)%        (5.8)%     $7,692.9  $8,075.9        (4.7)%      (6.6)%
International segment net sales      159.1      150.2       5.9 %        (1.1)%        400.3     399.2         0.3 %      (0.6)%
                                 --------------------                              -------------------
Net sales                         $2,963.7   $3,060.0      (3.1)%        (5.6)%     $8,093.2  $8,475.1        (4.5)%      (6.4)%
                                 ====================                              ===================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-originated sales and sales from relocated and remodeled stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 3: Net Sales by Category

Domestic Segment
                                               Three Months Ended November 30               Nine Months Ended November 30
                                            2007                    2006 (a)                   2007                  2006 (a)
                                                   % of                     % of                     % of                     % of
(Dollar amounts in millions)             $        sales         $          sales            $       sales          $         sales
--------------------------------------------------------------------------------     ---------------------------------------------

Video                                $1,210.7     43.2%      $1,313.6      45.1%        $3,092.9      40.2%     $3,413.0      42.3%
Information technology                  683.8     24.4          659.6      22.7          2,087.0      27.1       2,021.4      25.0
Audio                                   355.5     12.8          409.9      14.1          1,016.2      13.2       1,179.2      14.6
Entertainment                           365.5     13.0          322.4      11.1            905.1      11.8         823.3      10.2
Warranty, services and other(b)         189.1      6.6          204.2       7.0            591.6       7.7         639.0       7.9
                                    ----------------------  --------------------     -----------------------   --------------------
Total net sales                      $2,804.5    100.0%      $2,909.7     100.0%        $7,692.9     100.0%     $8,075.9     100.0%
                                    ======================  ====================     =======================   ====================

(a) We have adapted our presentation of sales by category to represent total sales and have reclassified certain sales from video and information technology to warranty, services and other.
(b) Warranty, services and other includes extended warranty net sales; revenues from computer-related services, mobile installations, home theater installations and product repairs; net financing; and revenues from third parties for services subscriptions.

International Segment
                                        Three Months Ended November 30                     Nine Months Ended November 30
                                         2007                         2006                 2007                        2006
                                                % of                    % of                       % of                    % of
(Dollar amounts in millions)          $         sales           $       sales         $          sales             $       sales
--------------------------------------------------------  ----------------------    ----------------------------------------------
Video                                $ 28.0     17.6%        $ 27.2     18.1%       $ 74.3         18.5%       $  75.1     18.8%
Information technology                 53.6     33.7           60.2     40.1         140.0         35.0          157.8     39.5
Audio                                  59.3     37.2           48.4     32.3         141.0         35.2          128.2     32.1
Entertainment                           9.5      6.0            5.8      3.8          20.7          5.2           13.8      3.5
Warranty, services and other(a)         8.8      5.5            8.6      5.7          24.4          6.1           24.3      6.1
                                   ------------------     ----------------------    ------------------------  -------------------
Total net sales                      $159.1    100.0%        $150.2    100.0%       $400.3        100.0%        $399.2    100.0%
                                   ==================     =====================     =======================   ==================

(a) Warranty, services and other includes extended warranty sales and product repair revenue.


Table 4: Selling, General and Administrative Expenses

Consolidated
                                        Three Months Ended November 30            Nine Months Ended November 30
                                           2007                 2006                2007                  2006
                                                 % of                % of                 % of                  % of
(Dollar amounts in millions)             $      Sales        $      Sales         $      Sales          $      Sales
----------------------------------------------------------------------------  -----------------------------------------
Store expenses                        $604.8    20.4%     $633.3    20.7%     $1,727.7   21.3%      $1,730.3   20.4%
General and administrative expenses     86.1     2.9        78.1     2.6         270.9    3.3          249.1    2.9
Stock-based compensation expense         4.0     0.1         5.4     0.2          14.2    0.2           20.7    0.2
Remodel expenses                         0.1     0.0         0.1     0.0           0.0    0.0            0.6    0.0
Relocation expenses                      6.2     0.2        (7.0)   (0.2)         10.7    0.1           (4.9)  (0.1)
Pre-opening expenses                     6.9     0.2         4.9     0.2          10.8    0.1            9.9    0.1
                                    ----------------------------------------  -----------------------------------------
Total                                 $708.0    23.9%     $714.8    23.4%     $2,034.3   25.1%      $2,005.7   23.7%
                                    ========================================  =========================================


Domestic Segment
                                         Three Months Ended November 30             Nine Months Ended November 30
                                             2007                2006                2007                    2006
                                                 % of                 % of                 % of                  % of
(Dollar amounts in millions)             $      Sales         $      Sales          $      Sales           $    Sales
--------------------------------------------------------------------------     ----------------------------------------
Store expenses                        $558.0    19.9%      $592.2    20.4%      $1,609.5   20.9%      $1,613.3   20.0%
General and administrative expenses     79.6     2.8         69.4     2.4          253.7    3.3          222.7    2.8
Stock-based compensation expense         3.8     0.1          5.1     0.2           13.6    0.2           19.1    0.2
Remodel expenses                         0.1     0.0          0.1     0.0            0.0    0.0            0.6    0.0
Relocation expenses                      6.2     0.2         (7.0)   (0.2)          10.7    0.1           (4.9)  (0.1)
Pre-opening expenses                     6.9     0.2          4.9     0.2           10.8    0.1            9.9    0.1
                                     -------------------------------------     ----------------------------------------
Total                                 $654.5    23.3%      $664.7    22.8%      $1,898.4   24.7%      $1,860.7   23.0%
                                     =====================================     ========================================


International Segment
                                        Three Months Ended November 30              Nine Months Ended November 30
                                            2007                 2006                 2007                 2006
                                                  % of                 % of                 % of                % of
(Dollar amounts in millions)              $      Sales         $      Sales          $     Sales          $     Sales
------------------------------------------------------------------------------   ---------------------------------------
Store expenses                         $46.9    29.4%        $41.1    27.3%       $118.2   29.5%       $117.0   29.3%
General and administrative expenses      6.5     4.1           8.7     5.8          17.2    4.3          26.4    6.6
Stock-based compensation expense         0.2     0.1           0.3     0.2           0.6    0.1           1.6    0.4
                                     -----------------------------------------   ---------------------------------------
Total                                  $53.6    33.7%        $50.0    33.3%       $136.0   34.0%       $145.0   36.3%
                                     =========================================   =======================================



Table 5: Domestic Segment Superstore Openings Estimates

                                         Q1(a)    Q2(a)   Q3(a)   Q4     FY08
----------------------------------------------------------------------------------
Incremental Superstores                    0        9      16    19-20   44-45
Relocated Superstores                      1        4       5     7-8    17-18
                                       -------------------------------------------
Total Superstore openings                  1       13      16    26-28   61-63
                                       ===========================================

(a) First, second and third quarter openings are actual. On February 26, 2007, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2008. The replacement store is included in relocations for the first quarter of fiscal 2008.




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